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Total Control Products, Inc. Announces Final Agreement To Acquire
Computer Dynamics, Inc.

MELROSE PARK, Ill., Oct. 6 /PRNewswire/ -- Total Control Products, Inc. (Nasdaq:TCPS) today announced it has completed the acquisition of substantially all the assets of Computer Dynamics, Inc. (CDI), a designer and manufacturer of industrial computers and flat panel monitors located in Greenville, S.C., and related entities for 932,039 shares of Total Control stock, approximately $12.5 million in cash, an immediately exercisable warrant for the purchase of 100,000 shares of Total Control stock at $12.875 per share and an earn out of up to $3 million per year for five years based upon year over year growth in earnings before interest and taxes payable 50% in cash and 50% in Total Control stock, subject to certain limitations. Kurt Priester, the principal shareholder and current President of CDI, also entered into a 3-year employment agreement to remain in charge of the CDI operations.

Total Control designs, develops and markets products and technology for the control segment of the industrial automation market. These products range from closed architecture programmable logic controller operator interfaces to open architecture control software and systems, and are sold primarily through an international network of independent distributors with over 225 sales locations.

For further information contact Peter Nicholson, Chief Financial
Officer at Total Control Products, Inc., 2001 N. Janice Ave.,
Melrose Park, Ill., 60160, 708-345-5500.

Note: Statements and projections concerning the future financial condition, results of operations and business of Total Control Products, Inc. and subsidiaries are "forward-looking" statements which are inherently uncertain. Actual performance and results are subject to many risk factors, including changing market conditions, the timing of new product introductions by the Company, its competitors or third parties, the loss of any significant distributors, currency fluctuations, disruption in the supply of components for the Company's products, and other factors discussed in the Company's March 11, 1997 prospectus for its initial public offering.

SOURCE Total Control Products, Inc.